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                                WALTER SCOTT, JR.
                                1000 Kiewit Plaza
                              Omaha, Nebraska 68121


                                October 13, 1997



Mr. David L. Sokol
Chairman & Chief Executive Officer
CalEnergy Company, Inc.
302 South 36th Street, Suite 400
Omaha, Nebraska 68131

         RE: Purchase of Common Stock

Dear David:

         This confirms that the undersigned and/or certain trusts and other entities directly or indirectly related to the undersigned has received the Preliminary Prospectus dated September 24, 1997 relating to the proposed public offer of 14 million shares of CalEnergy Company, Inc. ("CECI") common stock, and the undersigned and/or such trusts and other entities, as reflected on Exhibit "A", will purchase in the aggregate two million shares of such offered common stock at the public offering price and subject to the underwriting discounts and commissions set forth in the Final Prospectus.

         If necessary, due to Hart-Scott-Rodino Act ("HSR") requirements, it is acknowledged that the consideration of the shares (and the shares) will be delivered at closing into a mutually satisfactory escrow arrangement, pending the expected early termination of the HSR waiting period.

                                                          Sincerely,

                                                      /s/ Walter Scott, Jr.
                                                          Walter Scott, Jr.



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                                   EXHIBIT "A"

                  Walter Scott Charitable Remainder Unitrust (II)